Exhibit 99.1

ReposiTrak Continues to Deliver Growth and Increased Profitability;

Second Fiscal Quarter Revenue of $5.5 Million and EPS of $0.08

Growth in All Lines of Business Results in a 70% Increase in Deferred Revenue as Industry Demand for Food Safety, Compliance and Supply Chain Solutions Increases

Salt Lake City, UT – February 12, 2025 –ReposiTrak (NYSE: TRAK), the world's largest food traceability and regulatory compliance network, built upon its proven inventory management and out-of-stock reduction SaaS platform, today announced financial results for the second fiscal quarter (“FQ2 2025”) ended December 31, 2024.

Second Fiscal Quarter Financial Highlights:

●	Second quarter total revenue increased 7% to $5.5 million from $5.1 million.
●	Recurring revenue increased 5%, reflecting a significant amount of setup fees earned during the quarter due to the number of customers onboarding to the system.
●	Quarterly operating expense increased 7% to $4.1 million from $3.9 million.
●	Quarterly operating income increased 9% to $1.4 million from $1.2 million last year.
●	Quarterly GAAP net income increased 7% to $1.6 million from $1.5 million last year.
●	Quarterly net income to common shareholders increased 12% to $1.5 million from $1.3 million last year.
●	Quarterly EPS of $0.08 compared to $0.07 in the prior year second fiscal quarter.
●	The Company finished the quarter with over $28.0 million in cash and no bank debt.
●

During the quarter, the Company redeemed 70,093 preferred shares for the stated redemption price of $10.70 per share for a total of $749,995 and repurchased 4,074 common shares at an average price of $24.55 for a total of $100,017.

Randall K. Fields, Chairman and CEO of ReposiTrak commented, “As we anticipated, the pace of onboarding suppliers continues to accelerate as we approach the FSMA 204 January 2026 deadline. The 70% increase in deferred revenue reflected on our balance sheet represents growth in all lines of business, including the ReposiTrak Traceability Network or RTN. These customers are contracted, have been onboarded, and the substantial increase in deferred revenue represents more incremental revenue that we will recognize over the next twelve months. With close to $4.2 million, or more than 75% of our current quarterly revenue run-rate, we are more confident in our ability to generate double-digit top-line growth for the balance of the fiscal year and well into fiscal 2026. ReposiTrak is exceedingly well-positioned in the market, with industry endorsements and partnerships, driving demand as retailers push adoption of food safety, compliance, and supply chain initiatives.”

“Simultaneously, the pipeline for Traceability continues to expand rapidly, and overall demand continues to exceed our expectations,” continued Mr. Fields. “Retailers are driving adoption ahead of the FDA deadlines, and, more importantly, demanding that all food be traced, far exceeding the FDA mandates. Continued food recalls, increased legal exposure, and the commitment to food safety by major retailers are all contributing to increased adoption, and this is translating to growing interest and an expanding customer base from suppliers in our cost-effective solution.”

“The positive impact of Traceability on our business is increasingly apparent, atop the established compliance and supply chain we have in place,” continued Mr. Fields. “We continue to convert higher revenues into greater profitability and cash generation, ending the quarter with record cash balances even as we return robust capital to shareholders.”

Second Fiscal Quarter Financial Results (three months ended December 31, 2024, vs. three months ended December 31, 2023):

Total revenue was up 7.1% to $5.5 million as compared to $5.1 million in the prior-year second quarter. Total operating expense was $4.1 million, up 6.5% compared to $3.9 million last year. General and administrative expense increased by 2.2%, and sales and marketing expense increased 15.1%, related to investments in Traceability. GAAP net income was $1.6 million compared to $1.5 million, an increase of 6.9%. Net income to common shareholders was $1.5 million, or $0.08 per diluted share, compared to $1.3 million, or $0.07 per diluted share, an increase of 11.6%.

Year-to-Date Financial Results (six months ended December 31, 2024, vs. six months ended December 31, 2023):

Total revenue was up 7.3% to $10.9 million as compared to $10.2 million in the prior-year six-month period. Total operating expense was $8.1 million, up 4.6% compared to $7.7 million last year. General and administrative expense increased by 1.6%, and sales and marketing expense increased 7.7%. GAAP net income was $3.2 million compared to $2.8 million, an increase of 13.7%. Net income to common shareholders was $3.0 million, or $0.17 per basic share and $0.16 per diluted share, compared to $2.5 million, or $0.14 per basic share and $0.13 per diluted share.

Return of Capital:

In the second quarter of fiscal 2025, the Company redeemed 70,093 preferred shares at the stated redemption price of $10.70 per share for a total of $749,995. To date, the Company has redeemed 361,493 shares of preferred stock for a total of $3.9 million. The remaining amount of the preferred shares available for redemption is $5.1 million. As announced in September of 2023, the Company anticipates redeeming all of its preferred shares issued and outstanding within three years. In addition, the Company repurchased 4,074 shares of common stock at an average price of $24.55 for a total of $100,017. The Company has approximately $7.9 million remaining of the $21 million total common share buyback authorization.

On December 16, 2024, the Company’s Board of Directors declared a quarterly cash dividend of $0.01815 per share ($0.0726 per year), payable to shareholders of record on December 31, 2024, which will be paid to shareholders of record on or about February 13, 2025. Subsequent dividends will be paid within 45 days of each fiscal quarter end.

Balance Sheet:

The Company had $28.0 million in cash and cash equivalents at December 31, 2024, compared to $25.2 million at June 30, 2024, an 11.1% increase. Given the Company’s liquidity, in February 2024, the Company chose not to renew its working line of credit with a bank and closed the facility. The Company has certain operating and capital leases for its headquarters and equipment; however, it carries no bank debt.

Conference Call:

The Company will host a conference call at 4:15 p.m. Eastern today to discuss the Company’s results. The conference call will also be webcast and will be available via the investor relations section of the Company’s website, www.repositrak.com.

Participant Dial-In Numbers:
Date: Wednesday, February 12, 2025

Time: 4:15 p.m. ET (1:15 p.m. PT)

Toll-Free: 1-877-407-9716

Toll/International 1-201-493-6779

Conference ID: 13751155

Replay Dial-In Numbers:

Toll Free: 1-844-512-2921

Toll/International: 1-412-317-6671

Replay Start: Wednesday, February 12, 2025, 7:15 p.m. ET

Replay Expiry: Wednesday, March 12, 2025, at 11:59 PM ET

Replay Pin Number/Access ID: 13751155

About ReposiTrak:

ReposiTrak (NYSE: TRAK) provides retailers, suppliers, food manufacturers and wholesalers with a robust solution suite to help reduce risk and remain in compliance with regulatory requirements, enhance operational controls and increase sales with unrivaled brand protection. Consisting of three product families – food traceability, compliance and risk management and supply chain solutions – ReposiTrak’s integrated, cloud-based applications are supported by an unparalleled team of experts. For more information, please visit https://repositrak.com

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to ReposiTrak Inc.(“ReposiTrak”) are intended to identify such forward-looking statements. ReposiTrak may from time-to-time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in ReposiTrak annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact:

John Merrill, CFO

Investor-relations@repositrak.com

Or

FNK IR

Rob Fink

646.809.4048

rob@fnkir.com

REPOSITRAK, INC.

Consolidated Condensed Balance Sheets (Unaudited)

	December 31,	June 30,
	2024	2024
Assets
Current Assets
Cash	$28,041,398	$25,153,862
Receivables, net of allowance for doubtful accounts of $221,406 and $227,573 at December 31, 2024 and June 30, 2024, respectively	3,374,594	3,678,627
Contract asset – unbilled current portion	645,983	181,680
Prepaid expense and other current assets	332,564	285,998
Total Current Assets	32,394,539	29,300,167

Property and equipment, net	893,076	513,277

Other Assets:
Deposits and other assets	22,414	22,414
Prepaid expense – less current portion	1,826	2,609
Contract asset – unbilled long-term portion	-	108,052
Operating lease – right-of-use asset	218,954	250,306
Customer relationships	65,700	131,400
Goodwill	20,883,886	20,883,886
Capitalized software costs, net	256,414	384,621
Total Other Assets	21,449,194	21,783,288

Total Assets	$54,736,809	$51,596,732

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$291,872	$265,086
Accrued liabilities	1,417,272	1,554,775
Contract liability – deferred revenue	4,160,207	2,441,234
Operating lease liability – current	66,846	64,076
Notes payable and financing leases – current	316,738	217,971
Total current liabilities	6,252,935	4,543,142

Long-term liabilities
Operating lease liability – less current portion	164,984	198,972
Notes payable and financing leases – less current portion	384,136	-
Total liabilities	6,802,055	4,742,114

Commitments and contingencies

Stockholders’ equity:
Preferred Stock; $0.01 par value, 30,000,000 shares authorized;
Series B Preferred, 700,000 shares authorized; 476,284 and 616,470 shares issued and outstanding at December 31, 2024 and June 30, 2024, respectively	4,763	6,165
Common Stock, $0.01 par value, 50,000,000 shares authorized; 18,257,322 and 18,234,893 and issued and outstanding at December 31, 2024 and June 30, 2024, respectively	182,576	182,351
Additional paid-in capital	63,436,160	64,655,902
Accumulated other comprehensive loss	(8,521)	(27,390)
Accumulated deficit	(15,680,224)	(17,962,410)
Total stockholders’ equity	47,934,754	46,854,618
Total liabilities and stockholders’ equity	$54,736,809	$51,596,732

REPOSITRAK, INC.

Consolidated Condensed Statements of Operations and Comprehensive Income (Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2024	2023	2024	2023

Revenue	$5,490,908	$5,125,751	$10,932,050	$10,185,863

Operating expense:
Cost of revenue and product support	1,002,556	973,287	1,861,775	1,739,621
Sales and marketing	1,455,036	1,264,377	2,984,136	2,769,878
General and administrative	1,376,553	1,347,278	2,669,104	2,626,601
Depreciation and amortization	304,712	299,958	584,923	608,903
Total operating expense	4,138,857	3,884,900	8,099,938	7,745,003

Income from operations	1,352,051	1,240,851	2,832,112	2,440,860

Other income (expense):
Interest income	354,633	316,445	704,166	574,606
Interest expense	(12,033)	(7,576)	(22,205)	(13,920)
Unrealized gain (loss) on short term investments	8,534	15,456	4,267	42,642
Income before income taxes	1,703,185	1,565,176	3,518,340	3,044,188

(Provision) for income taxes:	(152,105)	(114,027)	(302,105)	(214,491)
Net income	1,551,080	1,451,149	3,216,235	2,829,697

Dividends on preferred stock	(95,616)	(146,611)	(203,498)	(293,222)

Net income applicable to common shareholders	$1,455,464	$1,304,538	$3,012,737	$2,536,475

Weighted average shares, basic	18,254,000	18,162,000	18,249,000	18,193,000
Weighted average shares, diluted	19,143,000	18,805,000	19,122,000	18,822,000
Basic income per share	$0.08	$0.07	$0.17	$0.14
Diluted income per share	$0.08	$0.07	$0.16	$0.13
Comprehensive income:
Net income	$1,551,080	$1,451,149	$3,216,235	$2,829,697
Other comprehensive gain:
Unrealized gain (loss) on available-for-sale securities	(15,217)	(5,904)	18,869	(5,904)
Total comprehensive income	$1,535,863	$1,445,245	$3,235,104	$2,823,793

REPOSITRAK, INC.

Consolidated Condensed Statements of Cash Flows (Unaudited)

	Six Months Ended
	December 31,
	2024	2023
Cash flows from operating activities:
Net income	$3,216,235	$2,829,697
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	584,923	608,903
Amortization of operating right of use asset	31,352	29,838
Stock compensation expense	202,987	171,373
Bad debt expense	300,000	150,000
(Increase) decrease in:
Accounts receivables	(460,270)	(1,389,753)
Long-term receivables, prepaids and other assets	(54,102)	127,755
Increase (decrease) in:
Accounts payable	26,786	(99,081)
Operating lease liability	(31,218)	(28,616)
Accrued liabilities	(207,036)	(71,733)
Deferred revenue	1,718,973	123,564
Net cash provided by operating activities	5,328,630	2,451,947

Cash flows from investing activities:
Purchase of property and equipment	-	(10,523)
Sale (purchase) of marketable securities	18,869	(5,904)
Net cash provided by (used in) investing activities	18,869	(16,427)

Cash flows from financing activities:
Common Stock buyback/retirement	(100,016)	(1,515,574)
Redemption of Series B Preferred	(1,499,980)	-
Redemption of Series B-1 Preferred	-	(749,995)
Proceeds from exercise of warrants	79,120	-
Proceeds from employee stock plan	64,352	57,743
Dividends paid	(831,898)	(840,427)
Payments on notes payable and capital leases	(171,541)	(125,075)
Net cash used in financing activities	(2,459,963)	(3,173,328)

Net increase (decrease) in cash and cash equivalents	2,887,536	(737,808)

Cash and cash equivalents at beginning of period	25,153,862	23,990,879
Cash and cash equivalents at end of period	$28,041,398	$23,253,071

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$375,119	$317,944
Cash paid for interest	$4,832	$6,434
Cash paid for operating leases	$37,371	$36,282

Supplemental disclosure of non-cash investing and financing activities:
Common stock to pay accrued liabilities	$137,440	$110,000
Dividends accrued on preferred stock	$203,489	$293,222
Right-of-use asset	$654,444	$-